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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
JONES APPAREL GROUP, INC.

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Contacts: Wesley R. Card, Chief Financial Officer              Gene Donati, Clark & Weinstock
           Anita Britt, Director of Investor Relations         for Vestar Capital Partners
             and Financial Planning                            (212) 953-2550
           (215) 785-4000
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                JONES APPAREL GROUP ANNOUNCES ACQUISITION OF SUN APPAREL

NEW YORK, NEW YORK -- Jones Apparel Group, Inc. ("Jones") (NYSE:JNY) announced today that it has entered into a definitive agreement to purchase 100% of the equity of Sun Apparel, Inc. ("Sun"), a privately held company owned by Eric Rothfeld and Vestar Capital Partners, a New York based private equity investment firm. Sun is a leading designer, manufacturer and distributor of jeanswear, sportswear and related apparel for men, women and children. Sun markets its products under the Polo Jeans Company brand, licensed from Polo Ralph Lauren (NYSE:RL), as well as other company owned, licensed and private label brands.

Jones is purchasing the equity of Sun for approximately $212 million, consisting of approximately $125 million in cash and approximately 4.8 million shares of Jones common stock, subject to final adjustments at closing, plus the potential for additional future payments based on Sun's operating performance. Jones also is assuming or refinancing approximately $232 million of Sun debt. The transaction is expected to close in early October, 1998.

Sun Apparel has shown rapid growth and generated net sales of $406 million for the twelve months ended June 30, 1998. Polo Jeans Company, which was launched in Fall 1996, represented 58% of net sales for that period.

Sidney Kimmel, Chairman of Jones Apparel Group, stated, "We are extremely excited by the opportunity that this acquisition provides our Company. We have great respect for the businesses which Sun has developed and look forward to capitalizing on the strengths and talents of our combined companies to maximize future growth and profitability."

Mr. Kimmel commented further, "Sun fits all the criteria we have established for acquisitions. Sun markets its products under Polo Jeans Company and other brand names, has an excellent track record of growth and profitability and a seasoned management team led by Eric Rothfeld, who will become a member of the Jones Apparel Group Board of Directors upon consummation of the transaction, and by Mindy Grossman, Executive Vice President of Sun and President and CEO of the Polo Jeans Division. Jones intends to use its tremendous operating and sourcing strengths to enhance Sun's growth. Furthermore, the acquisition will enable Jones to accelerate the growth of its existing labels by marketing new denim products through Sun's assistance in manufacturing Jones Jeans and other Jones denim products."

Eric Rothfeld, Chairman and CEO of Sun, added "We welcome the opportunity for our company to join the Jones Apparel Group. We are confident that the marketing, operating and financial strengths of Jones will help us in continuing the rapid growth of our existing business. We look forward to assisting Jones in those areas where we have proven expertise and to leveraging the resources and operating synergies of our combined companies to enhance profitability."

Jones Apparel Group, Inc. is a leading designer and marketer of better priced women's sportswear, suits and dresses. The Company markets its products under several nationally known brands, including Jones New York, Evan-Picone, Rena Rowan, Saville, and the Lauren by Ralph Lauren and Ralph by Ralph Lauren brands licensed from Polo Ralph Lauren.

Vestar Capital Partners, headquartered in New York with an office in Denver, Colorado, manages over $1 billion in private equity capital and focuses on management buyouts and re-capitalizations.